Exhibit 10(a)(18)

July 9, 2013

Mr. Kenneth T. Neilson

6801 SE Wood Lark Lane

Hobe Sound, FL 33455

Re:	Board Service and Employment Terms

Dear Ken:

This will confirm the terms of your continued board service with, and employment offered to you by, Patriot National Bancorp, Inc. (“Bancorp”) and Patriot National Bank (“Bank”) (collectively, “Patriot”).

Roles and Responsibilities. You will continue to serve as a director on the Boards of Directors of Bancorp and the Bank, for which you will not be entitled to any compensation except as provided herein. You will also serve as President and Chief Executive Officer of Bancorp, reporting to Bancorp’s Board of Directors, and as President and Chief Executive Officer of the Bank, reporting to the Bank’s Board of Directors.

During the term of your employment as President and Chief Executive Officer of Bancorp and the Bank, you shall be employed on a full time basis, spending, on average, at least thirty-five (35) hours per week in-person at the bank, and shall have such titles and authority, perform such duties, discharge such responsibilities and render such services as are consistent with your role, as determined by the applicable Board of Directors in its sole discretion. During the term of your employment as President and Chief Executive Officer of Bancorp and the Bank, you shall render your services diligently, faithfully and to the best of your ability, devoting substantially all of your business time, energy and skills to Patriot (provided, however, that nothing herein shall preclude you from making and managing your personal investments, or serving in any capacity with any civic, educational or charitable organization, so long as such activities are disclosed to the Boards of Directors of Bancorp and the Bank, and only if such activities do not substantially interfere with your responsibilities to Patriot).

Term. We anticipate that your first day of employment as President and Chief Executive Officer of Bancorp and the Bank (your “Commencement Date”) will be on or about March 18, 2013. The term of your employment with Patriot under this agreement shall be one year, commencing on the Commencement Date, unless you and Patriot agree to extend the term on mutually agreeable terms. From and following the one year anniversary of the Commencement Date (i) your employment with Patriot shall not automatically terminate, you will continue to be employed by Patriot as an at-will employee, and this agreement shall have no continuing legal effect except as otherwise provided herein, and (ii) you will continue to serve as a member of the Bank and Bancorp Boards of Directors, irrespective of your employment status, except as is otherwise set forth herein.

Compensation. You will not be paid a base salary, provided that to the extent the failure to pay you a base salary would violate any federal, state or local law, you will be paid a minimum amount of base salary in order to comply with such law, which will be paid to you in accordance with the applicable terms of any such federal, state or local law (to the extent any such base salary is required to be paid, such amount, the “Required Base Salary”). You will be eligible for employee benefit coverage under Patriot’s plans, pursuant to the terms thereof.

Patriot shall pay to you, within five (5) business days following the Commencement Date, a signing bonus of two hundred thousand dollars ($200,000.00), minus required tax withholding amounts; provided that in the event your employment with Patriot is terminated by Patriot for Cause or by you without Good Reason (as such terms are defined below) (i) within three (3) months following the Commencement Date, you shall re-pay to Patriot fifty percent (50%) of such signing bonus or (ii) more than three (3), but less than six (6), months following the Commencement Date, you shall re-pay to Patriot twenty-five percent (25%) of such signing bonus.

For purposes of this agreement: (i) “Cause” shall mean (a) your gross misconduct or gross neglect of your duties, including breach of your fiduciary duties as a member of the Board of Directors of Bancorp or the Bank; (b) your commission of any fraud, misappropriation, embezzlement or similar act, which could result in material injury to Patriot or any of its affiliates, monetarily or otherwise; (c) your indictment, conviction of, or a plea of nolo contendere to, a crime constituting (1) a felony under the laws of the United States or any state thereof or (2) a misdemeanor involving moral turpitude; (d) your material breach of any material provision of any Bank or Bancorp policy or procedure; or (e) your willful and material breach of a provision of this agreement (or other material agreement between you and the Bank or Bancorp); provided, however, that Patriot must provide you with notice of any condition or event giving rise to Cause (solely to the extent curable) and you shall have fifteen (15) days in which to cure such condition or event (solely to the extent curable) and (ii) “Good Reason” shall mean (a) a material reduction in your authority, duties or responsibilities or (b) a material breach by Patriot of this agreement; provided, however, that you must provide Patriot with notice of any condition or event giving rise to Good Reason within fifteen (15) days of the initial occurrence of such condition or event and Patriot shall have fifteen (15) days in which to cure such condition or event, immediately after which your employment shall immediately terminate if such condition or event is not cured.

The Bancorp Board of Directors will take all necessary steps, within the ninety (90) day period following the Commencement Date, to cause the Patriot National Bancorp 2012 Stock Plan (the “Stock Plan”) to be amended to permit restricted stock to be granted to members of the Boards of Directors who are also employees. Immediately following obtaining shareholder approval for the above change to the Stock Plan, in connection with your service on the Bancorp and Bank Boards of Directors, you will be granted, subject to approval by the Bancorp Board of Directors, such whole number of shares of Bancorp restricted stock (“Shares”) that is obtained by dividing three hundred thousand dollars ($300,000.00) by the closing price of Bancorp common stock on the date this agreement is fully executed by you and Patriot (the “Restricted Stock Award”).

Subject to approval by the Bancorp Board of Directors, the Restricted Stock Award will be subject to a vesting schedule, under which the Restricted Stock Award will vest in equal one-third (1/3) increments commencing on December 31, 2013, and then December 31, 2014, and December 31, 2015. With respect to the vesting of the Restricted Stock Award, Bancorp will withhold such number of Shares as is required to satisfy (1) the tax withholding requirements arising in connection with such vesting events, unless at a time prior to such tax event, you irrevocably commit to Bancorp (at a time when you are not in possession of inside information, and are otherwise permitted to make investment decisions regarding the Restricted Stock Award) to satisfy required tax withholding requirements from your personal funds, and the Restricted Stock Award will otherwise be subject to the terms and conditions set forth under the Stock Plan and an applicable award agreement, as determined by the Bancorp Board of Directors in its discretion and (2) the payment of any Required Base Salary, if applicable.

In the event that your service on the Boards of Directors of Bancorp and the Bank is terminated by Patriot or you voluntarily cease to serve as a member of the Boards of Directors of Bancorp and the Bank, in either case for any reason, then any portion of the Restricted Stock Award that remains unvested as of the date of your cessation from the Bancorp and Bank Boards of Directors will be forfeited and canceled on the date of such cessation; provided, however, that in the event that your service on the Boards of Directors of Bancorp and the Bank is terminated by reason of your death or Disability (within the meaning under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), any portion of the Restricted Stock Award that is not vested as of the date of termination for such reasons shall become immediately vested.

Local Housing. Patriot understands that you are a resident of Florida. During your employment as President and Chief Executive Officer, Patriot shall provide local, fully furnished housing accommodations to you in a manner to be mutually agreed by you and Patriot. It is understood that such housing accommodations may be REO property held by Patriot, in which case you will cooperate with Patriot in its continuing efforts to sell such property. The housing accommodations shall include, to the extent applicable, rental payments, all utilities and maintenance (“Housing Costs”).

Automobile. During your employment as President and Chief Executive Officer, Patriot will provide to you a monthly automobile allowance of up to one thousand five hundred dollars ($1,500.00), which may be used for lease payments, if applicable, as well as fuel, insurance, repairs and maintenance.

Reasonable Travel Expenses. Patriot will reimburse to you (within thirty (30) days following presentment) for any and all reasonable travel expenses incurred by you during your employment as President and Chief Executive Officer, provided that, with respect to air travel between Florida and Connecticut, Patriot will reimburse you for airfare and parking a vehicle at the airport, not to exceed $6,000.00 per quarter without approval by the Compensation Committee of the Bank’s and Bancorp’s Boards of Directors (“Travel Reimbursements”).

Regulatory Matters. The commencement and terms of your employment are subject to prior review and non-objection by applicable banking regulators. Notwithstanding anything herein to the contrary, Patriot shall not have any obligation to make any payment or take any action that is prohibited by applicable law, regulation, or regulatory directive, including, but not limited to, the FDIC golden parachute regulations provided at 12 C.F.R. part 359. Consistent with applicable regulatory and accounting requirements, expenses and obligations with respect to your employment shall be allocated by Patriot, in its sole discretion, between Bancorp and the Bank based on the expected amount of time you spend working for each. Such allocation is subject to change in the sole and absolute discretion of Bancorp and the Bank.

Tax Matters. Patriot may withhold from any amounts payable under this agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation. If necessary, Patriot will make additional payments to you (“Tax Gross-ups”) to negate the adverse tax impact to you of any and all income imputed to you in connection with Housing Costs, Travel Reimbursements, or the Tax Gross-ups themselves. Patriot understands that you are, and expect to remain, a permanent Florida resident and that you recognize income each year that is unrelated to your service with Patriot. If, as a result of your service with Patriot, you become subject to taxation by the State of Connecticut with respect to income other than Patriot-related income, then the Tax Gross-ups shall also include amounts necessary to negate the adverse tax impact to you of the imposition of tax by Connecticut upon any and all of your income (other than Patriot-related income) that would not otherwise have been subject to taxation by Connecticut; provided that the aggregate amount included in the Tax Gross-ups on account of this sentence shall not exceed $150,000.00. The Tax Gross-ups will be calculated by a national benefits consulting firm or certified public accounting firm, the fees of which shall be paid by Patriot. To the extent applicable, the Tax Gross-ups shall be paid as soon as administratively possible after the liability for the underlying amounts becomes fixed, provided that any such payment shall be paid at a time and in a manner that complies with, and does not result in additional penalties or taxes under, Section 409A of the Code. You agree to advise Patriot immediately in the event that you are contacted by applicable tax authorities with respect to such tax matters, and you agree to permit Patriot to participate in the resolution of such matters.

If the payments and benefits provided for under this agreement or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits shall be subject to reduction to the extent necessary to assure that the payments and benefits provided to you under this agreement will be limited to the greater of (i) the amount of payments and benefits which can be provided without triggering a parachute payment under Code Section 280G or (ii) the maximum dollar amount of payments and benefits which can be provided under this agreement so as to provide you with the greatest after-tax amount of such payments and benefits after taking into account any excise tax that you may incur under Code Section 4999 with respect to those payments and benefits and any other benefits or payments to which you may be entitled in connection with any change in control or ownership of Patriot or the subsequent termination of your employment.

This agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any other provision herein, if any provision of this agreement conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such provision. In no event will Patriot or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this agreement shall, to the extent required to avoid accelerated or additional tax under Section 409A of the Code, be made only upon a “separation from service” within the meaning under Section 409A of the Code. To the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable pursuant to this agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your death). No reimbursement payable to you pursuant to any provision of this agreement or otherwise pursuant to any plan or arrangement of Patriot shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

Other Provisions. This agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

Patriot will reimburse you, within thirty (30) days following presentment, for any and all reasonable attorney’s fees incurred by you in connection with the negotiation of this agreement not to exceed $20,000.00. Each of you and Patriot will bear your or its own attorney’s fees and costs incurred in any action or dispute arising out of this agreement. In the event that you or Patriot brings a legal action (whether at law or in equity) to enforce its or your rights or remedies, or the obligations of the other party, under this agreement, the prevailing party in such legal action shall be entitled to recover its or your (as applicable) reasonable legal fees and expenses, and court costs, incurred in connection therewith from the non-prevailing party.

Patriot’s obligations with respect to the Restricted Stock Award, Tax Gross-ups, and attorney fee provision of the immediately preceding paragraph will survive the termination of this agreement and the termination of your employment and Board of Directors service with Patriot.

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If you are in agreement with the terms set forth herein, please sign below and return this agreement. We look forward to you assuming your new role.

Very truly yours,

/s/ Michael A. Carrazza
Michael A. Carrazza

I hereby agree to the terms of this agreement.

/s/ Kenneth T. Neilson
Kenneth T. Neilson	Dated: July 9, 2013